Exhibit 99.1

FOR IMMEDIATE RELEASE

April 9, 2026

ART’S WAY REPORTS STRONG START TO FISCAL 2026 WITH 29% SALES GROWTH AND IMPROVED PROFITABILITY

ARMSTRONG, IOWA, April 9, 2026 – Art’s-Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified manufacturer and distributor of equipment serving agricultural and research needs, announces its financial results for the first quarter of fiscal 2026.

	For the Three Months Ended
	(Consolidated)
	February 28, 2026	February 28, 2025
Sales	$6,640,000	$5,141,000
Operating Income	$330,000	$2,000
Net Income (Loss)	$196,000	$(56,000)
EPS (Basic)	$0.04	$(0.01)
EPS (Diluted)	$0.04	$(0.01)

Weighted Average Shares Outstanding:
Basic	5,140,165	5,054,665
Diluted	5,140,165	5,054,665

Marc McConnell, the Company’s President, CEO, and Chairman, reports, “We are pleased to have started the new year off showing significant improvement in both business units. While the Agricultural Product segment continues to face ongoing challenges, we are experiencing a meaningful improvement in demand for several of our key product categories, as evidenced by growth in our revenue and backlog. Similarly, our Modular Buildings segment has maintained the strong momentum we’ve seen in recent quarters and helped our overall profitability significantly. With improving performance and solid demand in both business units, we have reason for optimism moving forward despite tremendous uncertainty in the economy today.”

Consolidated – Q1 fiscal 2026 compared to Q1 fiscal 2025

●	Sales increase of $1,499,000 or 29.2%.
●	Gross profit as a percentage of sales declined by 0.3%.
●	Operating expenses decreased by 5.2% as a percentage of sales.
●	Net income of $196,000 for the three months ended February 28, 2026, a $252,000 improvement from the same period in fiscal 2025.

Agricultural Products - Q1 fiscal 2026 compared to Q1 fiscal 2025

●	Sales of $3,754,000 for Q1 of fiscal 2026, a 27.3% increase.
●	Gross profit as a percentage of sales increased by 7.8%.
●	Operating expenses decreased by 7.8%.
●	Net income of $7,000, an improvement of $353,000.

We have experienced increased demand this quarter, as compared to the same period in 2025, with increased sales on grinder mixers, manure spreaders and bale processors. While row crop commodity prices have increased from their lowest point in 2024, they remain substantially below the peak levels experienced in 2022. The slight increase in commodity prices and product availability did, however, lead to improved results for the first quarter of fiscal 2026. Livestock prices remained elevated through the first quarter of fiscal 2026 and are driving most of the demand for our agricultural products, as a large portion of our customer base raises livestock and row crops. Sugar beet prices declined in the first fiscal quarter of 2026 and we are expecting less demand for our sugar beet equipment for the remainder of fiscal 2026. To offset some of the anticipated decrease in demand, we are deploying a product specialist into our primary beet territory to drive new customer activity and technological development as we unveil a new product in that market for fiscal 2026. Our fall early order program ended with a 62% increase in orders on our non-beet equipment, while our beet orders were down 63%. Overall order book from the early order program was up 11%, which leads us to believe the agricultural market is entering a recovery despite continued increasing input costs. Our grinder mixer sales were up $909,000 year-on-year and was our most profitable product line for the first quarter of fiscal 2026. We continue to carry strong grinder mixer backlog into the second quarter of fiscal 2026 and foresee steady shipments in the second quarter of fiscal 2026. Steel prices continued to rise in the first quarter of fiscal 2026 and will challenge our strong first fiscal quarter margins.

Modular Buildings - Q1 fiscal 2026 compared to Q1 fiscal 2025

●	Sales of $2,886,000 for Q1 2026, up 31.6%.
●	Gross profit as a percentage of sales declined by 11.0%.
●	Operating expenses declined by 1.5% as a percentage of sales.
●	Net income of $189,000 for the three months ended February 28, 2026, a decline of $102,000.

We carried strong modular building backlog into fiscal 2026, unlike a year ago, which drove the revenue increase this year. We experienced continued strong demand for our buildings on both the livestock and research sides in the first quarter of fiscal 2026. Current backlog is expected to carry us well into the third quarter of fiscal 2026, which is somewhat unusual given the sales life cycle in our Modular Buildings segment. Our leads remain abundant and we continue to be optimistic about the future prospects and continued success of this business segment. Our margin decrease in the first fiscal quarter of fiscal 2026 is due to the selling of a warrantied agriculture modular buildings at cost and project overages on site work while completing current contracts.

Income (Loss) per Share: Income per basic and diluted share for the first fiscal quarter of 2026 was $0.04, compared to a loss per basic and diluted share of $0.01 for the same period in fiscal 2025.

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 100 employees across two branch locations: Art’s Way Manufacturing in Armstrong, Iowa and Art’s Way Scientific in Monona, Iowa. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has two reporting segments: Agricultural Products and Modular Buildings.

For more information, contact:

Marc McConnell, President, Chief Executive Officer and Chairman

712-208-8467

marc.mcconnell@artsway.com

Or visit the Company’s website at www.artsway.com/

Caution Regarding Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “foresee,” “optimistic,” “opportunity,” or the negative of these terms or other similar expressions. Statements made in this release that are not strictly statements of historical facts, including the Company’s expectations regarding: (i) the Company’s business position; (ii) demand and potential growth within the Company’s business segments; (iii) future results, including, but not limited to, revenue and margin expectations, expectations with respect to the impact of price increases and tariffs, and expectations with respect to backlog and product mix; (iv) the Company’s ability to increase production with capital investments and other activities, (v) future agricultural sales and plans to enter into building contracts; (vi) cash flows and plans to fund strategic initiatives and pay down debt; and (vii) the benefits of the Company’s business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for the Company’s products; credit-worthiness of the Company’s customers; the Company’s ability to operate at lower expense levels; the Company’s ability to complete projects in a timely and efficient manner in accordance with customer specifications; the Company’s ability to renew or obtain financing on reasonable terms; the Company’s ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and tariffs and their effect on the Company’s supply chain and demand for its products; domestic and international economic conditions; the Company’s ability to attract and maintain an adequate workforce in a competitive labor market; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by any of the Company’s operating segments; and other factors detailed from time to time in the Company’s public filings with the Securities and Exchange Commission. Actual results may differ materially from management's expectations. Readers are cautioned not to place undue reliance upon any such forward-looking statements. The Company does not intend to update forward-looking statements other than as required by law.